EXHIBIT 10.10

MOBILEYE GLOBAL INC.

2022 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

1.Terms of Restricted Stock Unit. This Restricted Stock Unit Agreement, including any appendix attached hereto (this Restricted Stock Unit Agreement and such appendix, together, this “Agreement”), the Restricted Stock Unit Notice of Grant delivered online by logging into the E*TRADE Financial Corporation website (or the website of the applicable vendor as may be in effect from time to time) (the “Notice of Grant”) and the Mobileye Global Inc. 2022 Equity Incentive Plan (the “2022 Plan”), as such may be amended from time to time, constitute the entire understanding between you, Mobileye Global Inc. (the “Corporation”) and the Subsidiary that employs you or you provide services for (the “Employer”), regarding the Restricted Stock Units (“RSUs”) identified in your Notice of Grant. The RSUs granted to you are effective as of the grant date set forth in the Notice of Grant (the “Grant Date”). If there is any conflict between the terms in this Agreement and the 2022 Plan, the terms of the 2022 Plan will prevail. Capitalized terms not explicitly defined in this Agreement or in the Notice of Grant but defined in the 2022 Plan will have the same definitions as in the 2022 Plan.

2.Acceptance. If you are instructed by the administrators of the 2022 Plan to accept this Agreement and you fail to do so in the manner specified by the administrators within the earlier of (i) the first vest date or (ii) 180 days following the Grant Date, the RSUs identified in your Notice of Grant will be cancelled, except as otherwise determined by the Corporation in its sole discretion.

3.Vesting of RSUs. Provided that you remain continuously employed by, or continuously provide services to, the Corporation or a Subsidiary from the Grant Date specified in the Notice of Grant through each vesting date specified in the Notice of Grant, the RSUs allocated to each vesting date will vest and be converted into the right to receive the number of shares of the Corporation’s Common Stock, $0.01 par value (the “Common Stock”), except as otherwise provided in this Agreement. In the event a vesting date for any RSUs falls on a weekend or any other day on which the applicable stock exchange or national market system upon which the Common Stock is traded (“Exchange”) is not open, such RSUs will vest on the vesting date specified in the Notice of Grant, but the Market Value (as defined in the 2022 Plan) of such vested RSUs, including for purposes of tax withholding and reporting, will be determined as of the next following Exchange trading day; provided, however, that if you are designated by the Board of Directors to be an “officer” as defined in Rule 16a-1(f) of the Securities Exchange Act of 1934 (a “Section 16 Officer”), the foregoing shall not apply, and your affected RSUs’ will vest on the next following Exchange trading day and the Market Value of such vested RSUs will be determined as of the date the RSUs vested. The number of shares of Common Stock into which RSUs convert as specified in the Notice of Grant will be adjusted for stock splits and similar matters as specified in and pursuant to the 2022 Plan.

RSUs will vest to the extent provided in and in accordance with the terms of the Notice of Grant and this Agreement. If your status as an employee, Consultant or Outside Director terminates for any reason except death or Disablement (defined below), prior to the vesting dates set forth in your Notice of Grant, your unvested RSUs will be cancelled.

4.Conversion into Common Stock. Shares of Common Stock will be issued or become free of restrictions as soon as practicable following vesting of the RSUs, provided that you have satisfied your tax withholding obligations as specified under Section 9 of this Agreement and you have completed, signed and returned any documents and taken any additional action that the Corporation deems appropriate to enable it to accomplish the delivery of the shares of Common Stock. The shares of Common Stock will be issued in your name (or may be issued to your executor or personal representative, in the event of your death or Disablement), and may be effected by recording shares on the stock records of the Corporation or by crediting shares in an account established on your behalf with a brokerage firm or other custodian, in each case as determined by the Corporation. In no event will the Corporation be obligated to issue a fractional share.

Notwithstanding the foregoing, (i) the Corporation will not be obligated to deliver any shares of the Common Stock during any period when the Corporation determines that the conversion of a RSU or the delivery of shares hereunder would violate any laws of the United States or your country of residence and/or employment and/or may issue shares subject to any restrictive legends that, as determined by the Corporation’s counsel, is necessary to comply with securities or other regulatory requirements, and (ii) the date on which shares are issued may include a delay in order to provide the Corporation such time as it determines appropriate to address tax withholding and other administrative matters.

5.Suspension or Termination of RSU for Misconduct. If at any time the Committee of the Board of Directors established pursuant to the 2022 Plan (the “Committee”), including any Subcommittee or “Authorized Officer” (as defined in Section 8(b)(vi) of the 2022 Plan) notifies the Corporation that they reasonably believe that you have committed an act of misconduct as described in Section 8(b)(vi) of the 2022 Plan (embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Corporation or any Subsidiary, breach of fiduciary duty or deliberate disregard of Corporation rules resulting in loss, damage or injury to the Corporation or any Subsidiary, an unauthorized disclosure of any Corporation trade secret or confidential information, any conduct constituting unfair competition, inducing any customer to breach a contract with the Corporation or any Subsidiary or inducing any principal for whom the Corporation or any Subsidiary acts as agent to terminate such agency relationship), the vesting of your RSUs may be suspended pending a determination of whether an act of misconduct has been committed. If the Corporation determines that you have committed an act of misconduct, all RSUs not vested as of the date the Corporation was notified that you may have committed an act of misconduct will be cancelled and neither you nor any beneficiary will be entitled to any claim with respect to the RSUs whatsoever. Any determination by the Committee or an Authorized Officer with respect to the foregoing will be final, conclusive, and binding on all interested parties.

6.Termination of Employment/Service. Except as expressly provided otherwise in this Agreement, if your employment by, or service with, the Corporation or any Subsidiary terminates for any reason, whether voluntarily or involuntarily, other than on account of death or Disablement (as defined in Section 8), all RSUs not then vested will be cancelled on the date of such termination, regardless of whether such termination is as a result of a divestiture or otherwise. For purposes of this Section 6, your employment or service with any partnership, joint venture or corporation not meeting the requirements of a Subsidiary in which the Corporation or a Subsidiary is a party will be considered employment or service for purposes of this provision if either (a) the entity is designated by the Committee as a Subsidiary for purposes of this provision or (b) you are specifically designated as an employee, Consultant or Outside Director of a Subsidiary for purposes of this provision.

For purposes of this provision, your employment or service is not deemed terminated if, prior to 60 days after the date of termination from the Corporation or a Subsidiary, you are rehired by the Corporation or a Subsidiary on a basis that would make you eligible for future RSU grants by the Corporation. In addition, your transfer from the Corporation to any Subsidiary or from any one Subsidiary to another, or from a Subsidiary to the Corporation is not deemed a termination of employment or service.

7.Death. Except as expressly provided otherwise in this Agreement, if you die while employed by, or providing services to, the Corporation or any Subsidiary, your RSUs will become 100% vested.

8.Disablement. Except as expressly provided otherwise in this Agreement, if your employment or service terminates as a result of Disablement, your RSUs will become 100% vested upon the later of the date of your termination due to your Disablement or the date of determination of your Disablement. For purposes of this Agreement, “Disablement” will mean a physical condition arising from an illness or injury, which renders you incapable of performing work in your regular occupation, as determined by the Corporation. Your regular occupation is the occupation you routinely perform at the time your Disablement began.

9.Tax Withholding.

(a)To the extent RSUs are subject to tax withholding obligations, the taxable amount generally will be based on the Market Value on the date of the taxable event. RSUs are taxable in accordance with the existing or future tax laws of the country or countries in which you are subject to tax such as the country or countries in which you reside and/or are employed on the Grant Date, vest dates, or during the vesting period. Your RSUs may be taxable in more than one country, based on your country of citizenship and/or the countries in which you resided or were employed on the Grant Date, vest date or during the vesting or other relevant period.

(b)You will make arrangements satisfactory to the Corporation (or the Subsidiary that employs you, if your Subsidiary is involved in the administration of the 2022 Plan) for the payment and satisfaction of any income tax, social security tax, payroll tax, social taxes, applicable national or local taxes, or payment on account of other tax related to withholding obligations that arise by reason of granting or vesting of RSUs or sale of Common Stock shares from vested RSUs (whichever is applicable).

(c)The Corporation will not be required to issue or lift any restrictions on shares of the Common Stock pursuant to your RSUs or to recognize any purported transfer of shares of the Common Stock until such obligations are satisfied.

(d)Unless provided otherwise by the Committee, these obligations will be satisfied by the Corporation withholding a number of shares of Common Stock that would otherwise be issued under the RSUs that the Corporation determines has a Market Value sufficient to meet the maximum tax withholding obligations in all relevant jurisdictions, reduced by the amount of any withholding obligation you have already satisfied by cash payment to the Corporation. In the event that the Committee provides that these obligations will not be satisfied under the method described in the previous sentence, you authorize E*TRADE Financial Corporate Services, Inc. and E*TRADE Securities LLC (“E*Trade”), or any successor plan administrator, to sell a number of shares of Common Stock that are issued under the RSUs, which the Corporation determines is sufficient to generate an amount that meets the tax withholding obligations plus additional shares to account for rounding and market fluctuations, and to pay such tax withholding to the Corporation for remittance to the appropriate tax authorities. The shares may be sold as part of a block trade with other Participants in which all Participants receive an average price.

(e)You are ultimately liable and responsible for all taxes owed by you in connection with your RSUs, regardless of any action the Corporation takes or any transaction pursuant to this Section 9 with respect to any tax withholding obligations that arise in connection with the RSUs. The Corporation makes no representation or undertaking regarding the treatment of any tax withholding in connection with the grant, issuance, vesting or settlement of the RSUs or the subsequent sale of any of the shares of Common Stock underlying the RSUs that vest. The Corporation does not commit and is under no obligation to structure the RSU program to reduce or eliminate your tax liability.

10.Rights as Stockholder. Your RSUs may not be otherwise sold, assigned, conveyed, gifted, pledged, hypothecated or otherwise transferred in any manner, other than by will or the laws of descent and distribution or as permitted by Rule 701 of the Securities Act of 1933. Any attempt to transfer, assign, hypothecate or otherwise dispose of your RSUs other than as permitted above, will be void and unenforceable against the Corporation.

You will have the rights of a stockholder only after shares of the Common Stock have been issued to you following vesting of your RSUs and satisfaction of all other conditions to the issuance of those shares as set forth in this Agreement. RSUs will not entitle you to any rights of a stockholder of Common Stock and there are no voting or dividend rights with respect to your RSUs. RSUs will remain terminable pursuant to this Agreement at all times until they vest and convert into shares. As a condition to having the right to receive shares of Common Stock pursuant to your RSUs, you acknowledge that unvested RSUs will have no value for purposes of any aspect of your employment or service relationship with the Corporation or a Subsidiary.

11.Disputes. Any question concerning the interpretation of this Agreement, your Notice of Grant, the RSUs or the 2022 Plan, any adjustments required to be made thereunder, and any controversy that may arise under this Agreement, your Notice of Grant, the RSUs or the 2022 Plan will be determined by the Committee (including any person(s) to whom the Committee has delegated its authority) in its sole and absolute discretion. Such decision by the Committee will be final and binding unless determined pursuant to Section 14(f) to have been arbitrary and capricious.

12.Amendments. The 2022 Plan and RSUs may be amended or altered by the Committee or the Board of Directors to the extent provided in the 2022 Plan.

13.Data Privacy. You explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document and any other RSU grant materials (“Data”) by and among, as applicable, the Corporation, the Employer and any other Subsidiary for the exclusive purpose of implementing, administering and managing your participation in the 2022 Plan.

You hereby understand that the Corporation holds certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Corporation, details of all RSUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor for the purpose of implementing, administering and managing the 2022 Plan. You hereby understand that Data will be transferred to E*Trade and any other third parties assisting in the implementation, administration and management of the 2022 Plan, that these recipients may be located in your country or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than your country. You hereby understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Corporation, E*Trade and any other possible recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the exclusive purpose of implementing, administering and managing your participation in the 2022 Plan, including any requisite transfer of such Data as may be required to another broker or other third party with whom you may elect to deposit any shares of Common Stock acquired under your RSUs. You hereby understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the 2022 Plan. You hereby understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative.

Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing your consent is that the Corporation would not be able to grant you RSUs or other equity awards or administer or maintain such awards. Therefore, you hereby understand that refusing or withdrawing your consent may affect your ability to participate in the 2022 Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you hereby understand that you may contact the human resources representative responsible for your country at the local or regional level.

Finally, upon request of the Corporation or the Employer, you agree to provide an executed data privacy consent form (or any other agreements or consents) that the Corporation and/or the Employer may deem necessary to obtain from you for the purpose of administering your participation in the 2022 Plan in compliance with the data privacy laws in your country, either now or in the future. You understand and agree that you will not be able to participate in the 2022 Plan if you fail to provide any such consent or agreement requested by the Corporation and/or the Employer.

14.The 2022 Plan and Other Terms.

(a)Any prior agreements, commitments or negotiations concerning the RSUs are superseded by this Agreement and your Notice of Grant. You hereby acknowledge that a copy of the 2022 Plan has been made available to you.

(b)The grant of RSUs to an employee, Consultant or Outside Director in any one year, or at any time, does not obligate the Corporation or any Subsidiary to make a grant in any future year or in any given amount and should not create an expectation that the Corporation or any Subsidiary might make a grant in any future year or in any given amount.

(c)In connection with an initial offering of the Corporation’s Shares pursuant to a registration statement filed by the Corporation with the Securities and Exchange Commission and upon request of the Corporation or the underwriters managing such offering of the Corporation’s securities, Participant hereby agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Corporation however or whenever acquired (other than those included in the registration) without the prior written consent of the Corporation or such underwriters, as the case may be, for such period of time (not to exceed 180 days) from the effective date of such registration as may be requested by the Corporation or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the Corporation’s initial public offering. Notwithstanding the foregoing, if during the last 17 days of the restricted period, the Corporation issues an earnings release or material news or a material event relating to the Corporation occurs, or prior to the expiration of the restricted period the Corporation announces that it will release earnings results during the 16-day period beginning on the last day of the restricted period, then, upon the request of the managing underwriter, to the extent required by any Financial Industry Regulatory Authority rules, the restrictions imposed by this subsection shall continue to apply until the end of the third trading day following the expiration of the 15-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. In no event will the restricted period extend beyond 216 days after the effective date of the registration statement.

(d)Notwithstanding any other provision of this Agreement, if any changes in law or the financial or tax accounting rules applicable to the RSUs covered by this Agreement will occur, the Corporation may, in its sole discretion, (i) modify this Agreement to impose such restrictions or procedures with respect to the RSUs (whether vested or unvested), the shares issued or issuable pursuant to the RSUs and/or any proceeds or payments from or relating to such shares as it determines to be necessary or appropriate to comply with applicable law or to address, comply with or offset the economic effect to the Corporation of any accounting or administrative matters relating thereto, or (ii) cancel and cause a forfeiture with respect to any unvested RSUs at the time of such determination.

(e)Nothing contained in this Agreement creates or implies an employment contract or term of employment upon which you may rely.

(f)Because this Agreement relates to terms and conditions under which you may be issued shares of Common Stock, an essential term of this Agreement is that it will be governed by the laws of the State of Delaware, without regard to choice of law principles of Delaware or other jurisdictions. Any action, suit, or proceeding relating to this Agreement or the RSUs granted hereunder will be brought in the state or federal courts of competent jurisdiction in the State of Delaware.

(g)Notwithstanding anything to the contrary in this Agreement or the applicable Notice of Grant, the Corporation reserves the right to reduce your RSUs if there is a change in your employment classification from a full-time employee to a part-time employee, or from a full-time employee to a Consultant or Outside Director.

(h)RSUs are not part of your employment or service contract (if any) with the Corporation or any Subsidiary, your salary or fees, your normal or expected compensation, or other remuneration for any purposes, including for purposes of computing severance pay or other termination compensation or indemnity.

(i)In consideration of the grant of RSUs, no claim or entitlement to compensation or damages will arise from termination of your RSUs or diminution in value of the RSUs or Common Stock acquired through vested RSUs resulting from termination of your active employment by the Corporation or any Subsidiary (for any reason whatsoever and whether or not in breach of local labor laws) and you hereby release the Corporation and its Subsidiaries from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then you will be deemed irrevocably to have waived your entitlement to pursue such claim.

(j)Notwithstanding any terms or conditions of the 2022 Plan to the contrary, in the event of involuntary termination of your employment (whether or not in breach of local labor laws), your right to receive the RSUs and vest in RSUs under the 2022 Plan, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of involuntary termination of employment (whether or not in breach of local labor laws), your right to sell shares of Common Stock that converted from vested RSUs after termination of employment, if any, will be measured by the date of termination of your active employment and will not be extended by any notice period mandated under local law.

(k)Notwithstanding any provision of this Agreement, the Notice of Grant or the 2022 Plan to the contrary, if, at the time of your termination of employment with the Corporation or any of its Subsidiaries, you are a “specified employee” as defined in Section 409A of the Internal Revenue Code (“Code”), and one or more of the payments or benefits received or to be received by you pursuant to the RSUs would constitute deferred compensation subject to Section 409A, no such payment or benefit will be provided under the RSUs until the earliest of (A) the date which is six (6) months after your “separation from service” for any reason, other than death or “disability” (as such terms are used in Section 409A(a)(2) of the Code), (B) the date of your death or “disability” (as such term is used in Section 409A(a)(2)(C) of the Code) or (C) the effective date of a “change in the ownership or effective control” of the Corporation (as such term is used in Section 409A(a)(2)(A)(v) of the Code). Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. The RSUs are intended to comply with or be exempt from the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent; provided, that the Corporation does not guarantee you any particular tax treatment of the RSUs. In addition, if any provision of the RSUs would cause you to incur any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Corporation may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code. In no event whatsoever shall the Corporation be liable for any additional tax, interest or penalties that may be imposed on you by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

(l)Copies of the Corporation’s Annual Report to Stockholders for its latest fiscal year and the Corporation’s latest quarterly report are available, without charge, on the Corporation’s website and at the Corporation’s business office.

(m)The Corporation is not providing any tax, legal or financial advice, nor is the Corporation making any recommendations regarding your participation in the 2022 Plan, or his or her acquisition or sale of the underlying shares of Common Stock. You understand and agree that you are advised to consult with your own personal tax, legal and financial advisors regarding your participation in the 2022 Plan before taking any action related to the 2022 Plan.

(n)In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

(o)You acknowledge that a waiver by the Corporation of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of this Agreement.

15.Appendix. The RSUs and the shares of Common Stock acquired under the 2022 Plan shall be subject to any special terms and conditions for your country set forth in the Appendix to this Agreement. Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to you, to the extent that the Corporation determines that application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.

16.Imposition of Other Requirements. The Corporation reserves the right to impose other requirements on the RSUs and on any shares of Common Stock acquired upon vesting of the RSUs, to the extent that the Committee determines it is necessary for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

* * * * *

By acknowledging this grant of an award or your acceptance of this Agreement in the manner specified by the administrator, you, Mobileye Global Inc. and the Employer agree that the RSUs identified in your Notice of Grant are governed by the terms of this Agreement, the Notice of Grant and the 2022 Plan. You further acknowledge that you have read and understood the terms of the RSUs set forth in this Agreement, the Notice of Grant and the 2022 Plan.

APPENDIX TO THE

MOBILEYE GLOBAL INC.

2022 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

Capitalized terms used and not defined in this Appendix will have the meaning given to them in the Restricted Stock Unit Agreement (the “Agreement”) and/or the Mobileye Global Inc. 2022 Equity Incentive Plan (the “2022 Plan”), as applicable.

Terms and Conditions

This Appendix, which is part of the Agreement, contains additional or different terms and conditions that govern the RSUs if you are residing and/or employed outside of the United States. The terms and conditions in Part A apply to all Participants outside of the United States. The country-specific terms and conditions in Part B apply to Participants located in any of the countries listed in Part B.

If you are a citizen or resident of a country other than the one in which you are currently residing and/or working, transfer employment and/or residency to another country after the RSUs are granted to you or are considered a resident of another country for local law purposes, the Corporation will determine to what extent the terms and conditions herein will apply to you.

Notifications

This Appendix also includes information regarding securities laws and certain other issues of which you should be aware with respect to your participation in the 2022 Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of May 2022. Such laws are often complex and change frequently. As a result, the Corporation strongly recommends that you not rely on the information noted herein as the only source of information relating to the consequences of your participation in the 2022 Plan because the information may be out of date at vesting and settlement of the RSUs, upon the subsequent sale of the shares of Common Stock or upon the receipt of any dividends.

In addition, the information is general in nature and may not apply to your particular situation, and the Corporation is not in a position to assure you of any particular result. Accordingly, you should seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

A.NON-U.S. PROVISIONS

1.Nature of Grant. The following provision supplements Section 14 of the Restricted Stock Unit Agreement. In accepting the RSUs, you acknowledge, understand and agree that:

(a)the 2022 Plan is established voluntarily by the Corporation, is discretionary in nature and may be modified, amended, suspended or terminated by the Corporation at any time, to the extent permitted by the 2022 Plan;

(b)the grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units, even if restricted stock units have been granted in the past;

(c)all decisions with respect to future restricted stock units or other grants, if any, will be at the sole discretion of the Corporation;

(d)the grant of RSUs and your participation in the 2022 Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Corporation, the Employer, or any parent or Subsidiary and shall not interfere with the ability of the Corporation, the Employer, or any parent or Subsidiary to terminate your employment;

(e)you are voluntarily participating in the 2022 Plan;

(f)the RSUs and the shares of Common Stock subject to the RSUs, and the income from and value of same, are not intended to replace any pension rights or compensation;

(g)the RSUs and the shares of Common Stock subject to the RSUs, and the income from and value of same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar mandatory payments;

(h)the future value of the underlying shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty;

(i)notwithstanding any terms or conditions of the 2022 Plan to the contrary, for purposes of your RSUs, your employment or consulting services will be considered terminated as of the date you are no longer actively providing services to the Corporation or any Subsidiary (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are providing service or the terms of your service agreement, if any) and will not be extended by any notice period (e.g., your period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are providing service or the terms of your service agreement, if any). The Committee shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of your RSU grant (including whether you may still be considered to be providing services while on a leave of absence); and

(j)neither the Corporation nor the Employer nor any parent or Subsidiary will be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to you pursuant to the RSUs or the subsequent sale of any shares of Common Stock subject to the RSUs acquired under the 2022 Plan.

2.Language. You acknowledge that you are proficient in the English language, or have consulted with an advisor who is sufficiently proficient in English, so as to allow you to understand the terms and conditions of this Agreement. If you have received this Agreement or any other document related to the RSUs translated into a language other than English and if the meaning of the translated version differs from the English version, the English version shall control.

3.Electronic Delivery and Participation. The Corporation may, in its sole discretion, decide to deliver any documents related to RSUs granted under the 2022 Plan or future RSUs that may be granted under the 2022 Plan by electronic means or request your consent to participate in the 2022 Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the 2022 Plan through any online or electronic system established and maintained by the Corporation or a third party designated by the Corporation.

4.Insider Trading Restrictions/Market Abuse Laws. You acknowledge that you may be subject to insider trading restrictions and/or market abuse laws based on the exchange on which the shares of Common Stock are listed and in applicable jurisdictions, including the United States, your country and the broker’s country, which may affect your ability to accept, acquire, sell or otherwise dispose of shares of Common Stock, rights to shares of Common Stock (e.g., RSUs) or rights links to the value of shares of Common Stock under the 2022 Plan during such times as you considered to have “inside information” regarding the Corporation (as defined by the laws in the applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Corporation insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions and that you should speak to your personal advisor on this matter.

5.Exchange Control, Foreign Asset/Account and/or Tax Reporting Requirements. You acknowledge that there may be certain exchange control, foreign asset/account and/or tax reporting requirements which may affect your ability to acquire or hold shares of Common Stock or cash received from participating in the 2022 Plan (including the proceeds from the sale of shares of Common Stock and the receipt of any dividends) in a brokerage or bank account outside your country. You may be required to report such accounts, assets or related transactions to the tax or other authorities in your country. You also may be required to repatriate sale proceeds or other funds received as a result of participating in the 2022 Plan to your country within a certain time after receipt. You acknowledge that it is your responsibility to comply with such regulations and that you should speak to your personal advisor on this matter.

B.COUNTRY-SPECIFIC PROVISIONS

GERMANY

Control of 2022 Plan. For the avoidance of doubt, the 2022 Plan shall only control unless otherwise stipulated in this Section.

Definition of Disability.  The definition of “disability” or “Disablement” for purposes of the RSUs and the 2022 Plan shall, for the avoidance of doubt, be interpreted as understood and interpreted by German law.

Eligible Participant.  The Corporation’s discretion to award rights under the 2022 Plan to eligible Participants shall be exercised in a way complying with German law, in particular with the labor law principle of equal treatment (arbeitsrechtlicher Gleichbehandlungsgrundsatz) and with the prohibition of discrimination (Diskriminierungsverbot).

Leaves of Absences.  The Corporation’s discretion to grant awards under the 2022 Plan shall be exercised in a manner complying with German law, in particular with the labor law principle of equal treatment (arbeitsrechtlicher Gleichbehandlungsgrundsatz) and with the prohibition of discrimination (Diskriminierungsverbot). For the avoidance of doubt, any sick leave or other leave of absence as used in the 2022 Plan shall be interpreted and applied as compliant with German law.

Clawback.  For the avoidance of doubt, any clawback shall only be made as permitted under German law requisites. Remedies. For the avoidance of doubt, remedies shall only be claimed as permitted under German law requisites.

No Legal Claim.  Participant acknowledges and agrees that the Award is a voluntary one-time benefit, and that Participant does not have a legal claim for further grants.

Board and Committee Discretion and Decisions.  The discretion of the Committee under the 2022 Plan, the Agreement and this Section, including their interpretation, shall always be exercised reasonably (nach billigem Ermessen) as defined under German law.

Consent to Personal Data Processing and Transfer.  The following provisions shall apply in lieu of Section 13 of the Agreement: It shall be a term and condition of each award under the 2022 Plan that Participant acknowledges and consents to the collection, use, processing and transfer of personal data as described below. The Corporation and certain Subsidiaries of the Corporation (all together, the “Company Entities”) hold certain personal information, including Participant’s name, home address and telephone number, date of birth, social security number or other employee tax identification number, employment history and status, salary, nationality, job title, and any equity compensation grants awarded, cancelled, purchased, vested, unvested or outstanding in Participant’s favor, for the only purpose of managing and administering the 2022 Plan (“Data”). The Company Entities will transfer Data to any third parties assisting the Corporation in the implementation, administration and management of the 2022 Plan. The Company Entities may also make the Data available to public authorities where required under locally applicable law. These recipients may be located in the United States, the European Economic Area, or elsewhere, which Participant separately and expressly consents to, accepting that outside the European Economic Area, data protection laws may not be as protective as within. The third parties currently assisting the Corporation in the implementation, administration and management of the 2022 Plan are the following: E*TRADE. However, from time to time, the Company Entities may retain additional or different third parties for any of the purposes mentioned on which the Corporation will inform Participant and seek the additional consent of Participant. Participant hereby authorizes the Company Entities to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing participation in the 2022 Plan, including any requisite transfer of such Data as may be required for the administration of the 2022 Plan on behalf of Participant to a third party with whom Participant may have elected to have payment made pursuant to the 2022 Plan. Participant may, at any time, review Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Corporation through its local Human Resources Director; however, withdrawing the consent may affect Participant’s ability to participate in the 2022 Plan and receive the benefits under the Agreement. Data will only be held as long as necessary to implement, administer and manage Participant’s participation in the 2022 Plan and any subsequent claims or rights.

Taxes and Other Withholding.  For the avoidance of doubt, any withholding and payment obligations under the 2022 Plan and the Agreement shall be made by the relevant member of the Company Entities employing Participant when due and any taxes should always include German social security contributions (including Participant’s portion) and mandatory withholding and pay obligations in accordance with German law.

Tax Consequences.  Any tax consequences arising from the vesting or distribution or otherwise pursuant to an Award shall be borne solely by Participant (including, without limitation, Participant’s individual income tax and Participant’s social security contributions, if applicable). The Company Entities shall be entitled to (a) withhold Participant’s social security contributions and individual income tax (if required) according to the requirements under applicable laws, rules and regulations, including withholding taxes at source and (b) report the income and requested details in respect of any award to the competent tax and social security authorities. Furthermore, Participant shall agree to indemnify the Company Entities and hold them harmless against and from any and all liability for any such tax or other payment or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to Participant.

ISRAEL

Terms and Conditions

Capital Gains Track Requirements.  By accepting the award of RSUs, you acknowledge and agree that the award is subject to the 2022 Plan, the Israel Sub-Plan and Sections 102(b)(2) and (3) of the Income Tax Ordinance (New Version) – 1961, the Rules, and the Trust Agreement (as defined in the Israel Sub-Plan), a copy of which has been made available to you. You confirm that (a) you are familiar with the terms and provisions of Section 102 of the ITO, particularly the Capital Gains Track described in subsection (b)(2) and (3) thereof, and agrees not to require the Trustee to release the award or to sell or transfer the award to you or any third party unless permitted to do so by applicable law (b) the terms and restrictions set forth in the Israel Sub-Plan will apply to the award in all respects, including without limitation with respect to mandatory tax withholding requirements, and the rights and authorities of the Company, its Affiliates and the Trustee with respect thereto, and (c) the Company, its affiliates, assignees and successors shall be under no duty to ensure, and no representation or commitment is made, that an award qualifies or shall qualify under any particular tax treatment.

You further acknowledge and agree that the RSUs and any Shares issued upon vesting thereof shall be deposited with the Trustee, or shall be subject to a supervisory trustee arrangement approved by the ITA for the Trustee, in order to comply with the requirements of the capital gains track under Sections 102(b)(2) and (3) of the ITO.

You hereby undertake to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation to the 2022 Plan, the RSUs or Shares issued thereunder.

Data Privacy.  The following provision supplements Section 13 of the Agreement:

You hereby authorize the Corporation, the Trustee and their representatives to collect, use and transfer all relevant information regarding your participation in the 2022 Plan to all Company personnel and agents and or third parties involved in the administration of the 2022 Plan and/or in the event of a corporate financing, merger, acquisitions and/or business transfers, including transfers outside of Israel and further transfers thereafter.

ITALY

Terms and Conditions

Consent to Personal Data Processing and Transfer.  The following provisions shall apply in addition to Section 13 of the Agreement: It shall be a term and condition of each award under the 2022 Plan that Participant acknowledges and consents to the collection, use, processing and transfer of personal data as described below. The Corporation and certain Subsidiaries of the Corporation (all together, the “Company Entities”) hold certain personal information, including Participant’s name, home address and telephone number, date of birth, social security number or other employee tax identification number, employment history and status, salary, nationality, job title, and any equity compensation grants awarded, cancelled, purchased, vested, unvested or outstanding in Participant’s favor, for the only purpose of managing and administering the 2022 Plan (“Data”). The Company Entities will process and transfer Data to any third parties, including those located outside of Italy, assisting the Corporation in the implementation, administration and management of the 2022 Plan. The Company Entities may also make the Data available to public authorities where required under locally applicable law.

Definition of Disability.  The definition of “disability” or “Disablement” for purposes of the RSUs and the 2022 Plan shall, for the avoidance of doubt, be certified, interpreted as understood and interpreted by Italian law, unless otherwise decided by the Corporation.

Eligible Participant.  The Corporation’s discretion to award rights under the 2022 Plan to eligible Participants shall be exercised in a way complying with Italian law, and in particular should not result in a breach of labor laws on equal treatment.

Misconduct. For purposes of the RSUs and the 2022 Plan, in case of Misconduct (as described in Section 5 of the Agreement) the Committee may terminate or suspend the vesting or grant of RSUs at its own discretion, independently from any potential grievance process carried out or to be carried out under Italian law.

No Legal Claim. Participant acknowledges and agrees that the Award is a voluntary one-time benefit, and that Participant does not have a legal claim for further grants.

Taxes and Other Withholding. For purposes of determining the employment income for Italian tax purposes (Article 9, Tax Withholding of the Agreement), withholding and pay obligations shall apply in accordance with Italian law.

JAPAN

Terms and Conditions

No Registration.  An award of RSUs representing a right to receive a number of Shares under the 2022 Plan will be offered in Japan by a private placement to small number of subscribers (shoninzu muke kanyu), as provided under Article 23-13, Paragraph 4 of the Financial Instruments and Exchange Law of Japan (“FIEL”), and accordingly, the filing of a securities registration statement pursuant to Article 4, Paragraph 1 of the FIEL has not been made, and such Award may not be assigned or transferred by Participant.